Exhibit 8.1
October 29, 2007
American Express Receivables Financing Corporation V LLC
200 Vesey Street, Room 507A
New York, New York 10285

Re:	American Express Issuance Trust Class A Series 2007-1 Floating Rate Asset Backed Notes Class B Series 2007-1 Floating Rate Asset Backed Notes Class C Series 2007-1 Floating Rate Asset Backed Notes
Ladies and Gentlemen:
     We have advised American Express Receivables Financing Corporation V LLC (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of the Class A Series 2007-1 Floating Rate Asset Backed Notes (the “Class A Notes”), the Class B Series 2007-1 Floating Rate Asset Backed Notes (the “Class B Notes”) and Class C Series 2007-1 Floating Rate Asset Backed Notes (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”). The Notes will be issued pursuant to an Amended and Restated Indenture, dated as of November 1, 2007, as supplemented by the Series 2007-1 Indenture Supplement, expected to be dated as of November 1, 2007, as more particularly described in the prospectus, dated October 25, 2007 (the “Base Prospectus”), and the preliminary prospectus supplement, dated October 25, 2007 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-130522 and 333-130522-01) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on December 20, 2005, and declared effective on March 31, 2006 (the “Registration Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the Notes that appears under the headings “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences” in the Base Prospectus and “Prospectus Supplement Summary—Federal Income Tax Consequences” in the Preliminary Prospectus Supplement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are

American Express Receivables Financing Corporation V LLC
October 29, 2007

discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP